EXHIBIT 107

Calculation of Filing Fee Tables

Form F-1

Innovation Beverage Group Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees Previously Paid	Equity	Units consisting of:	Rule 457(o)	—	$6,641,250.00	0.0001476	$980.25
Fees Previously Paid	Equity	(i) Ordinary shares, no par value per share(2)	—	—	—	—	—
Fees Previously Paid	Equity	(ii) Warrants to purchase ordinary shares(2)	—	—	—	—	—
Fees Previously Paid	Equity	Ordinary shares issuable upon exercise of warrants(3)	Rule 457(o)	—	$6,440,000.00	0.0001476	$950.54
Fees Previously Paid	Equity	Underwriter Warrants(4)	—	—	—	—	—
Fees Previously Paid	Equity	Ordinary shares underlying Underwriter Warrants(5)	Rule 457(o)	—	$913,171.88	0.0001476	$134.78
Fees Previously Paid	Equity	Ordinary shares, no par value per share(6)	Rule 457(o)	—	$5,811,492	0.0001476	$857.78
Total Offering Amounts					$19,805,913.88	0.0001476	$2,923.35
Total Fees Previously Paid							$3,819.24
Total Fee Offsets							—
Net Fee Due							$0.00

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933 (the “Securities Act”), as amended. Includes the ordinary shares that the underwriter has the option to purchase to cover any over-allotments.
(2)	No separate fee is required pursuant to Rule 457(i) of the Securities Act.
(3)	One warrant will be issued per unit to purchase one ordinary share, for each ordinary share offered. The warrants are exercisable at a per share price of $4.00 per share.
(4)	No fee required pursuant to Rule 457(g) under the Securities Act.
(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. Represents Ordinary Shares underlying one or more warrants (the “Underwriter Warrants”) issuable to the underwriter of the underwriter to purchase up to an aggregate of 5.0% of the Ordinary Shares sold in the offering at an exercise price equal to 137.5% of the public offering price per unit. The Underwriter Warrants will be exercisable six months from the effective date of sales of the public offering and will terminate after the five-year period commencing six months after commencement of sales in the Offering.
(6)	For purposes of calculating the proposed maximum aggregate offering price, we have multiplied 1,452,873 representing the number of shares covered by the resale prospectus by an assumed price of $4.00 per share.